Consent of Independent Registered Public Accounting Firm

The Board of Directors Jackson National Life Insurance Company of New York
Contract Owners JNLNY Separate Account IV:

We consent to the use of our reports on the financial statements of Jackson National Life Insurance Company of New York dated March 12, 2012 and on the financial statements of JNLNY Separate Account IV dated March 1, 2012, included herein and to the reference to our firm as "Experts" in the Statement of Additional Information within the Prospectus, as part of the Post-Effective Amendment to Form N-6 of JNLNY Separate Account IV.

KPMG LLP

April 23, 2012